Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “Supplemental Indenture”), dated as of May 12, 2016, is entered into by and among Western Digital Corporation, a Delaware corporation (“Western Digital”), SanDisk Corporation, a Delaware corporation (“SanDisk”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee hereunder (the “Trustee”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Indenture referred to below.

WITNESSETH

WHEREAS, SanDisk has heretofore executed and delivered to the Trustee an indenture, dated as of August 25, 2010 (the “Indenture”), providing for the issuance of the 1.5% Convertible Senior Notes Due 2017 (the “Notes”);

WHEREAS, this Supplemental Indenture is being entered into without the consent of Holders pursuant to Sections 9.01 and 13.06 of the Indenture;

WHEREAS, SanDisk entered into the Agreement and Plan of Merger, dated as of October 21, 2015 (the “Merger Agreement”), by and among SanDisk, Western Digital, Western Digital Technologies Inc. (pursuant to that certain accession agreement dated as of March 25, 2016), a wholly-owned subsidiary of Western Digital (“WDT”) and Schrader Acquisition Corporation, a wholly owned subsidiary of WDT (“Merger Sub”), pursuant to which, among other things, concurrently with the execution of this Supplemental Indenture, Merger Sub is being merged with and into SanDisk, with SanDisk being the surviving corporation in such Merger (the “Merger”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger, each share of common stock, par value $0.001 per share, of SanDisk (“SanDisk Stock”) issued and outstanding immediately prior to the effective time of the Merger is being converted into the right to receive 0.2387 shares of Western Digital common stock, par value $0.01 per share (the “Common Stock”) and $67.50 (such stock and cash amount, “Reference Property”);

WHEREAS, pursuant to Section 9.05 of the Indenture, the Trustee has received an Officers’ Certificate stating that this Supplemental Indenture complies with the requirements of Article 9 of the Indenture;

WHEREAS, pursuant to Section 9.05 of the Indenture, the Trustee has received an Opinion of Counsel stating that this Supplemental Indenture complies with the requirements of Article 9 of the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee has received a resolution of the Board of Directors of SanDisk authorizing entry into this Supplemental Indenture;

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture a legal, valid and binding obligation of Western Digital and SanDisk have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, SanDisk, Western Digital and the Trustee hereby agree as follows:

1.1. Correction of a Defect.   The phrase “Section 9.01(a)” in Section 13.06 of the Indenture is deleted and replaced with the phrase “Section 9.01”.

1.2 Agreement of Parties. (a) With respect to the Notes, in accordance with Section 13.06 of the Indenture, at and after the effective time of the Merger, the right to convert each $1,000 principal amount of Notes shall be changed to a right to convert such principal amount of Notes into the amount of Reference Property that a holder of a number of shares of SanDisk Stock equal to the Conversion Rate (as defined in the Indenture) immediately prior to the Merger would have owned or been entitled to receive upon the consummation of the Merger. The provisions of the Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Common Stock,” “Conversion Price,” “Conversion Obligation” and “Conversion Rate” and (ii) the provisions of Section 13.01 of the Indenture respecting when a Holder of Notes may surrender its Notes for conversion, shall continue to apply, mutatis mutandis, to the Holders’ right to convert each Note into the Reference Property. Western Digital hereby agrees to furnish Reference Property, if any, deliverable upon conversion of the Notes and be bound by the conversion provisions of Article 13 of the Indenture. As and to the extent required by Article 13 of the Indenture, the Conversion Rate shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the Reference Property as nearly equivalent as possible to the adjustments provided for in Article 13 of the Indenture.

1.3. Assumption; Joint and Several Liability. Western Digital, as co-obligor, hereby expressly assumes, jointly and severally with SanDisk, liability for (a) the due and punctual payment of the principal of (and premium, if any, on) and interest, if any (including Additional Interest, if any), on all of the Notes issued under the Indenture, (b) the due and punctual delivery of cash and, if applicable, Common Stock upon conversion of the Notes upon the exercise by a Holder of the conversion privilege pursuant to Article 13 of the Indenture and (c) the due and punctual performance and observance of all of the obligations, covenants and conditions of the Indenture to be performed by SanDisk for the benefit of the Holders and the Trustee, including without limitation with respect to the right of Holders to require SanDisk to purchase their Notes upon a Designated Event pursuant to Article 14 of the Indenture. The term “Company” in the Indenture shall be deemed to refer to each of Western Digital and SanDisk.

1.4. Obligations of SanDisk. Notwithstanding the agreement of Western Digital to become jointly and severally liable for the due and punctual payment of the principal of (and premium, if any, on) and interest, if any (including Additional Interest, if any), on all the Notes issued under and subject to the Indenture and for the delivery of cash and, if applicable, Common Stock upon conversion of the Notes pursuant to Article 13 of the Indenture, SanDisk remains the issuer of the Notes and fully liable for all of its obligations under the Indenture and has not been released from any liabilities or obligations thereunder except for the issuance of the SanDisk Stock upon conversion of the Notes pursuant to Article 13 of the Indenture.

1.5. Temporary Adjustment to Conversion Rate. As a result of the Merger, which constitutes a Fundamental Change, the Conversion Rate for Notes surrendered for conversion from, and including, March 8, 2016 to, and including, June 9, 2016 shall be increased by 1.0702 additional units of Reference Property, as determined by SanDisk by reference to the table attached as Schedule A to the Indenture.

2. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions of the Indenture shall remain in full force and effect.

3. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF SANDISK, WESTERN DIGITAL AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

5. Effect of Headings. The Section headings herein are for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

6. Trustee. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by SanDisk and Western Digital or for or with respect to (i) the validity, efficacy, or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by SanDisk or Western Digital, as applicable, by corporate action or otherwise, or (iii) the due execution hereof by SanDisk or Western Digital, as applicable, and the Trustee makes no representation with respect to any such matters.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SANDISK CORPORATION

By:	/s/ Michael C. Ray
Name: Michael C. Ray
Title: President and Secretary

WESTERN DIGITAL CORPORATION

By:	/s/ Olivier C. Leonetti
Name: Olivier C. Leonetti
Title: Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, TRUST COMPANY, N.A

By:	/s/Teresa Petta
Name: Teresa Petta
Title: Vice President

[Signature Page – First Supplemental Indenture to 2017 Indenture]